EXHIBIT 99.1

CorEnergy Announces Distribution Increase

FOR IMMEDIATE RELEASE

KANSAS CITY, Mo. – April 30, 2014 – The Board of Directors of CorEnergy Infrastructure Trust, Inc. ("CorEnergy") (NYSE: CORR) today declared the Company's first quarter 2014 distribution of $0.129 per share, an increase of $0.004 from the prior quarter. The distribution is payable on May 22, 2014 to shareholders of record on May 14, 2014. The first quarter 2014 distribution is prorated for the partial quarter following the closing of the Portland Terminal Facility acquisition on January 21, 2014.

"We are pleased to announce an increase in our quarterly distribution as a result of our January 2014 acquisition of the Portland Terminal Facility,” said CorEnergy CEO, David Schulte. "We expect the Portland Terminal, along with our legacy investments, to support annualized distributions of no less than $0.52 per share (or $0.130 on a quarterly basis), largely derived from long-term contracted cash flows."

Due to a shift in the Company’s fiscal year-end, in connection with electing REIT status, the regular quarterly dividend payment schedule for calendar 2014 will vary from prior years. In an effort to continue its policy of sharing revenue growth with the Company's stockholders, the Board anticipates evaluating its dividend policy on a quarterly basis.

About CorEnergy Infrastructure Trust, Inc.
CorEnergy Infrastructure Trust, Inc. (NYSE: CORR), primarily owns midstream and downstream U.S. energy infrastructure assets subject to long-term triple net participating leases with energy companies. These assets include pipelines, storage tanks, transmission lines and gathering systems. The Company’s principal objective is to provide stockholders with an attractive risk-adjusted total return, with an emphasis on distributions and long-term distribution growth (reported to our investors on Form 1099). CorEnergy is managed by Corridor InfraTrust Management, LLC, a real property asset manager focused on U.S. energy infrastructure and an affiliate of Tortoise Capital Advisors, L.L.C., an investment manager specializing in listed energy investments, with approximately $15.5 billion of assets under management in NYSE-listed closed-end investment companies, open-end funds and other accounts as of March 31, 2014. For more information, please visit corenergy.corridortrust.com.

Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy’s reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy’s Board of Directors and compliance with leverage covenants.

Contact Information:
Katheryn Mueller, Investor Relations, 877-699-CORR (2677), info@corridortrust.com